UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2007

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25996	06-1236189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Enterprise Drive

Shelton, Connecticut 06484

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 929-8810

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On January 11, 2007, TranSwitch Corporation (TranSwitch) announced that it has completed its acquisition of substantially all of the assets of the ASIC Design Center division of Data-JCE, Ltd., a publicly-held Israeli electronics components distribution company.

TranSwitch acquired the Israel-based division through the cash payment of $1.4 million and the issuance of approximately $5.7 million of TranSwitch common stock. The change in the cash part of the consideration from the previous announcement of this transaction reflects the fact that TranSwitch decided to acquire a certain amount of inventory from Data JCE which was not originally included in the transaction. Upon satisfactory achievement of operating objectives over the next 12 months, TranSwitch will pay up to an additional approximately $14.4 million in the form of TranSwitch stock or cash, at its option, based on performance.

TranSwitch’s press release announcing the completion of this acquisition is attached hereto as Exhibit 99.1.

Item 3.02 Unregistered Sales of Equity Securities

In connection with the acquisition referred to in Item 1.01 of this Current Report on Form 8-K, TranSwitch issued an aggregate of 3,746,713 shares of its common stock to Data-JCE Ltd. on January 11, 2006 in exchange for the assets and business of the ASIC Design Center of Data-JCE, in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 11, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSWITCH CORPORATION

January 11, 2007

By: /s/ Santanu Das

Name: Santanu Das

Title: President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated January 11, 2007.